Item 77C  DWS Tax Free
Money Fund

Registrant incorporates by reference its Registration
Statement on Form N-14, filed on
November 1, 2006 (SEC Accession No. 0001193125-06-220744)

Shareholder Meeting Results:

A Special Meeting of Shareholders of DWS Tax Free Money
Fund was held on January 25, 2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

Proposal:
Approving an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all assets of DWS Tax Free Money Fund to the Tax-Exempt Portfolio series of Cash Account Trust ("CAT TEP"), in exchange for shares of CAT TEP and the assumption by CAT
TEP of all liabilities of DWS Tax Free Money Fund, and the distribution of such shares, on a tax-free basis for federal income purposes, to the shareholders of DWS Tax Free Money Fund in complete liquidation and termination of DWS Tax Free Money Fund.

Number of Votes:



For 			Against 		Abstain


81,180,120.410		8,592,600.944 		4,792,244.487




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